MIRATI THERAPEUTICS REPORTS FIRST QUARTER
FINANCIAL RESULTS

SAN DIEGO - May 7, 2018 - Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical-stage oncology company, today reported financial results for the first quarter ended March 31, 2018.

“We have made significant progress in all of our programs and continue to be encouraged by positive clinical results for sitravatinib and mocetinostat with planned data presentations at a fall oncology conference,” said Charles M. Baum, M.D., Ph.D., President and Chief Executive Officer. “Additionally, we are on track to file our planned Investigational New Drug application (IND) for MRTX849, a potent and selective inhibitor for KRAS, in the fourth quarter of 2018.”

Financial Results for the First Quarter 2018

Cash, cash equivalents, and short-term investments were $148.7 million at March 31, 2018, compared to $150.8 million at December 31, 2017.

License and collaboration revenues for the first quarter of 2018 were $9.5 million, compared to none in the same period in 2017. License and collaboration revenues relate to the Collaboration and License Agreement between the Company and BeiGene, Ltd. ("BeiGene"), which became effective January 7, 2018, under which the Company granted BeiGene an exclusive license to develop, manufacture and commercialize sitravatinib in Asia (excluding Japan and certain other countries).

Research and development expenses for the first quarter of 2018 were $19.7 million, compared to $14.4 million for the same period in 2017. The increase in research and development expenses is primarily due to an increase in third party research and development expense for sitravatinib due to the continuation and expansion of ongoing clinical trials. The increase is also related to continued development of our KRAS inhibitor program for costs associated with preparing to file a planned IND application for our selected lead clinical compound, MRTX849. These increases are partially offset by a decrease in glesatinib expenses.

General and administrative expenses for the first quarter of 2018 were $5.2 million, compared to $3.7 million for the same period in 2017. The increase is primarily due to an increase in share-based compensation expense due to an increase in the fair value of stock options granted during the three months ended March 31, 2018 compared to the same period in 2017.

Net loss for the first quarter of 2018 was $14.7 million, or $0.51 per share basic and diluted, compared to net loss of $17.8 million, or $0.73 per share basic and diluted for the same period in 2017.

About Mirati Therapeutics
Mirati Therapeutics, Inc. is a clinical-stage oncology company developing targeted product candidates to address the genetic, epigenetic and immunological promoters of cancer. Our precision oncology clinical programs utilize next-generation genomic testing to identify and select cancer patients who are most likely to benefit from targeted drug treatment. In immuno-oncology, we are advancing clinical programs where the ability of our product candidates to improve the immune environment of tumor cells may enhance and expand the efficacy of existing immunotherapy medicines when given in combination. Our pre-clinical programs include potentially first-in-class and best-in-class product candidates specifically designed to address mutations and tumors where few treatment options exist. We approach each of our discovery and development programs with a singular focus: to translate our deep understanding of the molecular drivers of cancer into better therapies and better outcomes for patients. For more information, visit www.mirati.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding the business of Mirati Therapeutics, Inc. (“Mirati”) that are not historical facts may be considered "forward-looking statements," including without limitation statements regarding Mirati’s development plans and timelines, potential regulatory actions, expected use of cash resources, the timing and results of clinical trials, and the potential benefits of and markets for Mirati’s product candidates. Forward-looking statements are typically, but not always, identified by the use of words such as "may," “will,” "would," "believe," "intend," "plan," "anticipate," "estimate," “expect,” and other similar terminology indicating future results. Forward-looking statements are based on current expectations of management and on what management believes to be reasonable assumptions based on information currently available to them, and are subject to risks and uncertainties. Such risks and uncertainties may cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include without limitation potential delays in development timelines, negative clinical trial results, reliance on third parties for development efforts, changes in the competitive landscape, changes in the standard of care, as well as other risks detailed in Mirati’s recent filings on Forms 10-K and 10-Q with the U.S. Securities and Exchange Commission. Except as required by law, Mirati undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

Contact:
Temre Johnson
Mirati Therapeutics Inc.
Senior Manager, Investor Relations & Corporate Communications
(858) 332-3562
ir@mirati.com

Mirati Therapeutics, Inc.
Consolidated Balance Sheets
(in thousands)

	March 31, 2018	December 31, 2017
	(unaudited)
Assets
Current assets
Cash, cash equivalents and short-term investments	$148,652	$150,837
Other current assets	4,421	4,922
Total current assets	153,073	155,759
Property and equipment, net	484	525
Other assets	987	962
Total assets	$154,544	$157,246

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	15,761	13,644
Deferred revenue and other current liabilities	249	—
Total current liabilities	16,010	13,644
Deferred revenue and other liabilities	693	314
Total liabilities	16,703	13,958

Stockholders’ equity	137,841	143,288

Total liabilities and stockholders’ equity	$154,544	$157,246

Mirati Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands except per share data, unaudited)

	Three months ended March 31,
	2018	2017
Revenue
License and collaboration revenues	$9,467	$—
Total revenue	9,467	—

Expenses
Research and development, net	$19,659	$14,397
General and administrative	5,154	3,693
Total operating expenses	24,813	18,090

Loss from operations	(15,346)	(18,090)

Other income, net	637	244

Net loss	$(14,709)	$(17,846)

Unrealized gain (loss) on available-for-sale investments	(288)	71

Comprehensive loss	$(14,997)	$(17,775)

Basic and diluted net loss per share	$(0.51)	$(0.73)
Weighted average number of shares used in computing net loss per share, basic and diluted	28,844	24,384